Exhibit 10(i)(a)

FORMULA RESTRICTED STOCK UNIT AWARD AGREEMENT

(with related Dividend Equivalent Rights)

Tim Hortons Inc.

[Date]

THIS AGREEMENT, made effective as of the      day of                     , 20     (the “Date of Grant”), is between Tim Hortons Inc., a Delaware corporation (the “Company”), and                          (the ”Grantee”) (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2006 Stock Incentive Plan (the “Plan”) in order to provide additional incentive to certain employees and directors of the Company and its Subsidiaries; and

WHEREAS, pursuant to Section 5 of the Plan, the Company has determined to grant to the Grantee on the Date of Grant an Award of Stock Units with related Dividend Equivalent Rights as provided herein to encourage the Grantee’s efforts toward the continuing success of the Company; and

WHEREAS, the Award is evidenced by this Agreement, which (together with the Plan), describes all the terms and conditions of the Award.

NOW, THEREFORE, the Parties agree as follows:

1. Award.

1.1 The Company hereby grants to the Grantee in respect of directorial services provided by the Grantee to the Company in 20    , an award (the “Award”) of 2,730 Formula Restricted Stock Units with an equal number of related Dividend Equivalent Rights. The Formula Restricted Stock Units and related Dividend Equivalent Rights granted pursuant to the Award shall be subject to the execution and return of this Agreement by the Grantee (or the Grantee’s estate, if applicable) to the Company as provided in Section 8 hereof. Subject to Section 6 hereof, each Formula Restricted Stock Unit represents the right to receive one (1) Share at the time and in the manner set forth in Section 7 hereof.

1.2 Each Dividend Equivalent Right represents the right to receive all of the cash dividends that are or would be payable with respect to the Share represented by the Formula Restricted Stock Unit to which the Dividend Equivalent Right relates. With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional Formula Restricted Stock Units based on the Fair Market Value of a Share on the date such dividend is made (provided that no fractional Formula Restricted Stock Units shall be granted). Any additional Formula Restricted Stock Units granted pursuant to this Section shall be subject to the same terms and conditions applicable to the Formula Restricted Stock Unit to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in Sections 2 through 8, inclusive, of this Agreement. In the event that a Formula Restricted Stock Unit is forfeited pursuant to Section 6 hereof, the related Dividend Equivalent Right shall also be forfeited.

1.3 This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2. Restrictions on Transfer.

The Formula Restricted Stock Units and Dividend Equivalent Rights granted pursuant to this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated.

3. Vesting.

Except as otherwise provided in this Agreement, one-third (1/3) of the number of Formula Restricted Stock Units granted hereunder (rounded down to the next whole Stock Unit, if necessary) shall vest on each of May 1, 20    , May 1, 20    , and November 1, 20     (each, a “Vesting Date”).

4. Effect of Certain Terminations of Directorial Services

If the Grantee’s services as a director of the Company terminates as a result of the Grantee’s death, Retirement or becoming Disabled, in each case if such termination occurs on or after the Date of Grant, all Formula Restricted Stock Units which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of such termination.

5. Effect of Change in Control.

In the event of a Change in Control, which also constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of its assets, in each case within the meaning of Section 409A of the Code, at any time on or after the Date of Grant, all Formula Restricted Stock Units which have not become vested in accordance with Section 3 or 4 hereof shall vest immediately.

6. Forfeiture of Stock Units.

Except as otherwise provided in this Agreement, any and all Formula Restricted Stock Units which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon:

(a)	the termination of the Grantee’s service as a director for any reason other than those set forth in Section 4 hereof prior to such vesting; or

(b)	the commission by the Grantee of an Act of Misconduct prior to such vesting.

For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s status as a director of the Company or any of its Subsidiaries.

7. Issuance / Delivery of Shares.

Upon vesting of any Formula Restricted Stock Units pursuant to this Agreement, the Company shall, at its option either (i) issue treasury Shares to the Grantee (or, if applicable, the Grantee’s estate); or (ii) deliver cash to a broker designated by the Company who, as agent for the Grantee, shall purchase the appropriate number of Shares on the open market. The number of Shares issued by the Company or purchased by a broker for delivery to the Grantee at any particular time pursuant to this Section shall correspond to the number of Formula Restricted Stock Units that become vested at that time, after taking into account the reduction to the number of Shares as required under Section 10 of this Agreement.

The Company will satisfy its obligations in this Section 7 on each Vesting Date, or as soon as administratively practicable; however, with respect to Formula Restricted Stock Units that become vested pursuant to Section 4 as a result of the Grantee’s Retirement or upon becoming Disabled (other than a disability within the meaning of Section 409A of the Code), if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of such vesting, the Company shall satisfy its obligations in this Section 7 as soon as administratively practicable after the first day of the calendar month following the date which is six (6) months after the date on which the Formula Restricted Stock Units become so vested.

8. Execution of the Award

The grant of the Formula Restricted Stock Units and Dividend Equivalent Rights to the Grantee pursuant to the Award shall be conditional upon the Grantee’s execution and return of this Agreement to the Company or its designee (including by electronic means, if so provided) no later than April     , 20     (the “Grantee Return Date”); provided that if the Grantee’s Formula Restricted Stock Units that would otherwise vest pursuant to Section 4 or 5 before the Grantee Return Date, this requirement shall be deemed to have been satisfied immediately before such vesting.

9. No Right to Continued Employment.

Nothing in this Agreement or the Plan shall confer upon the Grantee any right to continuance of service as a Board member.

10. Withholding of Taxes.

Prior to (i) the delivery to the Grantee (or the Grantee’s estate, if applicable) of treasury Shares; or (ii) the delivery of cash to a broker to purchase and deliver shares, pursuant to Sections 1 and 7 hereof, the Company shall withhold from such Shares or cash, as the case may be, an amount of Shares or cash having an aggregate Fair Market Value equal to the applicable income taxes and other amounts as may be required by law to be withheld by the Company with respect to the delivery of such Shares or cash.

11. Grantee Bound by the Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12. Modification of Agreement.

This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the Parties hereto.

13. Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

14. Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without giving effect to the conflicts of laws principles thereof.

15. Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

16. Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

17. Entire Agreement.

This Agreement and the terms and conditions of the Plan constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

18. Headings.

The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

19. Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

TIM HORTONS INC.

By:

Name:

Title:

GRANTEE

Print Name:

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